Exhibit 99.1
CEVA, Inc. Announces Fourth Quarter and Year End 2008 Financial Results
Achieves Record Quarterly and Annual Royalty Revenue of $4.3 million and $14.3 million, up
41% and 58% on year over year basis;
Company’s Technology Now in Mass Production in 4 out of the 5 Largest Handset Manufacturers
SAN JOSE, Calif. — February 03, 2009 — CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the handset, consumer electronics and portable device markets, today announced its financial results for the fourth quarter and year ended December 31, 2008.
Fourth Quarter 2008
Total revenue for the fourth quarter of 2008 was $10.0 million, an increase of 21% compared to $8.2 million reported for the fourth quarter of 2007. Licensing revenue for the fourth quarter of 2008 was $4.6 million, an increase of 15% from $4.0 million reported for the fourth quarter of 2007. Royalty revenue for the fourth quarter of 2008 was a record high $4.3 million, an increase of 41% from $3.0 million reported for the fourth quarter of 2007 and a 30% sequential increase from the third quarter of 2008. Revenue from services and support for the fourth quarter of 2008 was $1.1 million, compared to $1.2 million for the fourth quarter of 2007.
US GAAP net income was $1.0 million for the fourth quarter of 2008, compared to a net loss of $0.3 million for the same quarter of 2007. US GAAP diluted net income per share for the fourth quarter of 2008 increased to $0.05 per share, compared to diluted loss per share of $0.01 for the fourth quarter of 2007.
The financial results for the fourth quarter of 2008 include equity-based compensation expense of $0.8 million; a pre-tax capital gain of $0.9 million associated with our equity divestment of GloNav Inc to NXP Semiconductors and a one-time reorganization expense of $0.6 million related to the recent cost reduction measures taken to reduce the on-going expenses associated with the Company’s SATA activities.

Non-GAAP net income and diluted net income per share for the fourth quarter of 2008, excluding the items described above, were $1.6 million and $0.08 per share, respectively, an increase of 246% and 300%, respectively, compared to the fourth quarter of 2007.
During the fourth quarter, CEVA continued to implement its previously-announced one million share buy-back program. As of February 2, 2009, the Company repurchased approximately 753,000 shares at an average price of $7.70 per share for a total amount of approximately $5.8 million and has an additional 247,000 shares available for repurchase under the existing plan.
During the fourth quarter of 2008, the Company concluded six new license agreements, all of which are for CEVA DSP cores, platforms and software. Target applications for customer deployment are 2G and 3G handsets, smartphones and mobile multimedia products. Geographically, four of the six deals concluded were in Europe, one in the U.S. and one in the Asia Pacific region. Of the license deals concluded, two are with strategic customers. One of the strategic agreements is with a large merchant chip supplier in the handset market who signed a comprehensive agreement for the use of CEVA DSP cores in low-end and mid-range handset products. The second strategic agreement is with a leading Asia-based semiconductor company in the consumer market who is expanding into the handset market targeting the 3G segment.
Gideon Wertheizer, Chief Executive Officer of CEVA, said, “I am very proud of CEVA’s progress during 2008. It was an outstanding year for the Company from both a strategic and a business perspective. Not only have we gained considerable market traction in the handset, portable and consumer electronics markets, but as a result of the industry-wide migration to CEVA DSP cores, our technologies are now in mass production at Nokia, Samsung, LG Electronics, Sony Ericsson, Sony Electronics and many others. I believe that our market position and strong business fundamentals will allow us to keep growing, even in the midst of uncertain economic times.”
Full Year 2008 Review
Total revenue for 2008 was $40.4 million, representing an increase of 22% compared to $33.2 million reported for 2007. Royalty revenue for 2008 was a record high of $14.3 million, representing an increase of 58% compared to $9.1 million reported for 2007. Licensing revenue for 2008 was $21.7 million, an increase of 11% compared to $19.5 million a year ago. A total of 30 new licensing agreements were signed in 2008, compared to 36 agreements in 2007. Shipped units by licensees increased 36% to a record 307 million in 2008, compared to 227 million units shipped in 2007.

US GAAP net income and diluted net income per share for 2008 was $8.6 million and $0.4, an increase of 563% and 600%, respectively, compared to $1.3 million and $0.06 per share reported for 2007.
In 2008, the Company recorded equity-based compensation expenses of $2.9 million, a pre-tax capital gain of $12.1 million associated with its equity divestment of GloNav to NXP Semiconductors; an expense of $3.5 million associated with the exit of the Dublin long-term lease in the first quarter of 2008, and a restructuring expense of $0.6 million associated with SATA activities in the fourth quarter of 2008.
Non-GAAP net income and diluted net income per share for 2008, excluding the items described above, were $6.7 million and $0.32 per share, respectively, an increase of 118% and 113%, respectively, compared to 2007.
Yaniv Arieli, Chief Financial Officer of CEVA, stated, “The fourth quarter of 2008 delivered another significant milestone for CEVA with record high royalty revenue of $4.3 million. This continued royalty progress is clearly reflected in the Company’s record full year 2008 financials with total revenue up 22% year-over-year to $40.4 million, combined with significant profitability and net income per share improvements. The Company also managed to generate positive cash flow of $8.3 million during 2008, strengthening our balance sheet considerably. As of December 31, 2008, CEVA’s cash balances and marketable securities were $84.6 million. “In the context of the current economic downturn, we recently made adjustments to our 2009 expense levels to ensure the sustainability of our financial progress by reducing overall expenses by approximately $1.0 million,” concluded Arieli.
CEVA Conference Call
On February 3, 2009, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2008.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)

•	UK/Rest of World: Dial +44-800-032-3836 (Access Code: CEVA)

The conference call also will be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=54398. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 79622372) for US domestic callers and +44-800-917-2646 (passcode: 79622372) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on February 10, 2009. The replay will also be available at CEVA’s web site http://www.ceva-dsp.com.
For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston
CFO	Director of Marketing & Investor Relations
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile handsets, consumer electronics and portable devices. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2008, CEVA’s IP was shipped in over 300 million devices. For more information, visit http://www.ceva-dsp.com/

Forward-Looking Statements —
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statement about our market position and strong business fundamentals allowing us to keep growing, even in the midst of uncertain economic times; and Mr. Arieli’s statement reducing overall 2009 expenses to ensure the sustainability of our financial progress. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; the continuation of our market position; the ability of the reduction in overall 2009 expenses to produce the intended benefits; the effect of intense competition within our industry; the effect of the challenging period of growth experienced by the industries in which we license our technology; the possibility that the market for our technology may not develop as expected; the possibility that our customers’ products incorporating our technologies do not succeed as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to continue to improve our royalty revenue in future periods, general market conditions and other risks relating to our business and the pipeline of companies interested in our technologies, including, but not limited to, those that are described from time to time in the Company’s Securities and Exchange Commission filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Audited
Revenues:
Licensing	$4,613	$4,012	$21,701	$19,499
Royalties	4,282	3,042	14,349	9,095
Other revenues	1,114	1,187	4,315	4,617

Total revenues	10,009	8,241	40,365	33,211

Cost of revenues	1,125	925	4,668	3,851

Gross profit	8,884	7,316	35,697	29,360

Operating expenses:
Research and development, net	5,039	5,121	20,172	19,136
Sales and marketing	1,687	1,608	7,088	6,253
General and administrative	1,646	1,587	6,637	5,721
Amortization of intangible assets	—	24	53	148
Reorganization expense	584	—	4,121	—

Total operating expenses	8,956	8,340	38,071	31,258

Operating loss	(72)	(1,024)	(2,374)	(1,898)
Interest and other income, net	1,514	1,016	14,740	3,636

Income (loss) before taxes on income	1,442	(8)	12,366	1,738
Taxes on income	482	243	3,801	447

Net income (loss)	$960	$(251)	$8,565	$1,291

Basic net income (loss) per share	$0.05	$(0.01)	$0.43	$0.07

Diluted net income (loss) per share	$0.05	$(0.01)	$0.42	$0.06
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	19,647	19,873	20,009	19,606
Diluted	19,977	19,873	20,575	20,150

Unaudited Reconciliation of GAAP to Non GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended			Year ended
	December 31,			December 31,
	2008		2007	2008		2007
	Unaudited		Unaudited	Unaudited		Unaudited
GAAP net income (loss)	960		(251)	8,565		1,291
Equity-based compensation expense included in cost of revenue	29		28	112		83
Equity based compensation expense included in research and development expenses	283		289	1,088		935
Equity based compensation expense included in sales and marketing expenses	151		84	531		334
Equity based compensation expense included in general and administrative expenses	375		221	1,191		779
Reorganization expense	584	(1)	—	4,121	(1)	—
Other income	(760	) (2)	(3)	(12,007	) (3)	(428	) (5)
Taxes on income	(61	) (2)	83 (4)	3,116	(3)	83

Non-GAAP net income	1,561		451	6,717		3,077

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	19,977		19,873	20,575		20,150

Weighted-average number of shares related to outstanding options	5		1,125	128		147

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense; reorganization expense, net; capital gains associated with CEVA’s equity divestment of GloNav Inc, net; and disposal of an investment (in thousands)	19,982		20,998	20,703		20,297

GAAP diluted net income (loss) per share	$0.05		$(0.01)	$0.41		$0.06
Equity-based compensation expense	$0.04		$0.03	$0.14		$0.11
Reorganization expense	$0.03	(1)	—	$0.20		—
Other income	(0.04	) (2)	(0.00)	(0.58	) (3)	(0.02	) (5)
Taxes on income	$0.00	(2)	$0.00 (4)	$0.15	(3)	$0.00

Non GAAP diluted net income per share	$0.08		$0.02	$0.32		$0.15

(1)
Results for the three months ended December 31, 2008 included a reorganization expense of $0.6 million related to cost cutting measures associated with SATA activities. Results for the year ended December 31, 2008 included a reorganization expense of $3.5 million related to the termination of the long-term Harcourt lease in Dublin, Ireland and $0.6 million related to SATA activities.

(2)
Results for the three months ended December 31, 2008 included a capital gain of $0.9 million reported in interest and other income, net, and the applicable tax expense of $0.06 million reported in taxes on income, related to the equity divestment of GloNov Inc to NXP Semiconductors and a loss of $0.14 million reported in interest and other income, net, related to disposal of fixed assets.

(3)
Results for the year ended December 31, 2008 included a capital gain of $12.12 million reported in interest and other income, net, and the applicable tax expense of $3.1 million reported in taxes on income, related to the equity divestment of GloNov and a gain of $0.03 million reported in interest and other income, net, related to the disposal of an investment and a loss of $0.14 million reported in interest and other income, net, related to disposal of fixed assets.

(4)	Results for the three months ended December 31, 2007 included tax provision expense of $0.08 related to a gain from disposal of an investment.

(5)
Results for the year ended December 31, 2007 included a gain of $0.43 million, reported in interest and other income and the applicable tax expense of $0.08 million reported in taxes on income, related to the disposal of an investment.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	December 31,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$13,328	$40,697
Marketable securities and bank deposits	71,301	35,678
Trade receivables, net	5,390	2,502
Deferred tax assets	1,085	861
Prepaid expenses	1,673	904
Investment	—	4,233
Other current assets	3,248	2,391

Total current assets	96,025	87,266

Long-term investments:
Severance pay fund	3,441	3,091
Deferred tax assets	351	455
Property and equipment, net	1,271	1,626
Goodwill	36,498	36,498
Other intangible assets, net	—	53

Total assets	$137,586	$128,989

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$615	$455
Accrued expenses and other payables	10,446	8,452
Taxes payable	44	320
Deferred revenues	1,034	727

Total current liabilities	12,139	9,954

Accrued severance pay	3,788	3,141
Accrued liabilities	—	1,506

Total liabilities	15,927	14,601

Stockholders’ equity:
Common Stock:	20	20
Additional paid in-capital	153,712	149,772
Treasury Stock	(5,077)	—
Other comprehensive income (loss)	(24)	7
Accumulated deficit	(26,972)	(35,411)

Total stockholders’ equity	121,659	114,388

Total liabilities and stockholders’ equity	$137,586	$128,989